Exhibit 10.(A)

AMPCO-PITTSBURGH CORPORATION

1988 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as amended and restated December 17, 2008)

The purpose of this Supplemental Executive Retirement Plan (the “Plan”) is to provide a further means whereby Ampco-Pittsburgh Corporation (the “Company”) may attract, retain and encourage the productive efforts of a select group of officers and senior executives who render valuable services to the Company constituting an important contribution towards the Company’s continued growth and success. The Plan provides retirement benefits to participants who qualify for such benefits (generally described in Article III) and may also provide benefits to a surviving spouse following a qualifying participant’s death before retirement (generally described in Article IV).

The terms and conditions of the Plan are as follows:

ARTICLE I

DEFINITIONS

The following terms when used in this Plan shall have the designated meaning, unless a different meaning is clearly required by the context. All other capitalized terms in the Plan shall have the meaning defined in the Ampco-Pittsburgh Corporation Retirement Plan, as in effect from time to time (the “Retirement Plan”).

1.1 Cause means the willful engaging by the Participant in misconduct which is materially injurious to the Company. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

1.2 Participant means an individual who has been designated as a Participant pursuant to Article II.

1.3 Qualified Plan Pension means all amounts paid or payable to or in respect of any Participant (other than in respect of pre-tax or after-tax employee contributions) from the Retirement Plan or from any other plan which is tax-qualified under Internal Revenue Code section ( “IRC §”) 401(a) or 403(a) to which the Company, any Affiliate, or any other prior employer of the Participant contributed. The Participant’s Qualified Plan Pension Benefit shall be expressed as a monthly amount in the same form (using the actuarial assumptions used in each such plan) and commencing at the same time as the monthly benefit payable hereunder.

1.4 Early Retirement Date means the date a Participant attains age fifty-five (55) and completes ten (10) years of Continuous Service.

1.5 Change in Control shall be deemed to have occurred if:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the persons or the group of persons in control of the Company on the date hereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding securities;

(ii) within any period of two consecutive years (not including any period prior to the effective date of this Plan) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

(iii) the shareholders of the Company approve a merger of, or consolidation involving, the Company in which (A) the Company’s Common Stock, par value $1.00 per share (such stock, or any other securities of the Company into which such stock shall have been converted through a reincorporation, recapitalization or similar transaction, hereinafter called “Common Stock of the Company”), is converted into shares or securities of another corporation, or into cash or other property, or (B) the Common Stock of the Company is not converted as described in Clause (A), but in which more than forty percent (40%) of the Common Stock of the surviving corporation in the merger is owned by Shareholders other than those who owned such amount prior to the merger; or any other transaction after which the Company’s Common Stock is no longer to be publicly traded; in each case, other than a transaction solely for the purpose of reincorporating the Company in another jurisdiction or recapitalizing the Common Stock of the Company; or

(iv) the shareholders of the Company approve a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, either of which is followed by a distribution of all or substantially all of the proceeds to the shareholders.

1.6 Good Reason means, without a Participant’s express written consent, the occurrence after a Change in Control of any one or more of the following conditions, which condition continues without timely and complete remedy by the Company after notice, as provided below:

(i) the assignment to such Participant of duties inconsistent with such Participant’s duties, responsibilities and status immediately before the Change in Control or a reduction or alteration in the nature or status of such Participant’s responsibilities from those in effect immediately before the Change in Control;

(ii) a reduction by the Company in such Participant’s base salary as in effect immediately before the Change in Control, a failure to increase such base salary at the same intervals as prevailed before the Change in Control in an amount at least equal to the same percentage increase as the last increase prior to the Change in Control, or a reduction in bonus after the Change in Control over the last bonus paid before the Change in Control unless there are equivalent reductions in bonuses for all executives of the

Company;

(iii) the requirement that such Participant be based at a location in excess of twenty-five (25) miles from the location where such Participant is based immediately before the Change in Control;

(iv) the failure by the Company to continue in effect any of the Company’s employee benefit plans, policies, practices or arrangements in which such Participant participates or under which such Participant is entitled to benefits, or the failure by the Company to continue such Participant’s therein or benefits thereunder on substantially the same basis, both in terms of the amount of benefits provided and the level of such Participant’s participation relative to other participants, as existed immediately prior to the Change in Control; or

(v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Plan;

The foregoing notwithstanding, the Participant shall notify the Company within 90 days of the initial existence of a particular condition described above in this Section 1.6, and the Company shall have 30 days from such notice completely to remedy such particular condition so that the Participant is in the same position as if the condition had never occurred. If the Company timely and completely remedies the condition as required above, then the particular occurrence of the particular condition for which the Participant gave notice shall no longer constitute Good Reason.

ARTICLE II

ELIGIBILITY

2.1 Original Participants. The individuals listed on Schedule A were Participants as of April 23, 1996.

2.2 New Participants. In addition to the individuals listed on Schedule A, the Board may, from time to time, designate other individuals as Participants.

ARTICLE III

RETIREMENT BENEFITS

3.1 Normal Retirement Benefit.

(a) If a Participant’s employment is terminated voluntarily or involuntarily without Cause on or after his Normal Retirement Date, the Company will pay the Participant, commencing on the first day of the seventh month coincident with, or next following, the date of such termination, a retirement benefit payable in the Normal Form, in the case of an unmarried Participant, or as a Qualified Joint and Survivor Annuity, in the case of a married Participant, in an amount equal to (a) fifty percent (50%) of his Final Average Earnings (determined without regard to any limit on compensation under IRC § 401(a)(17)) less (b) his Qualified Plan Pension Benefit. Notwithstanding the foregoing, prior to the date his participation becomes effective the Participant may irrevocably elect, on a form prescribed by the Committee, another form of payment, including a survivor annuity with a designated contingent annuitant other than Participant’s spouse (and such elected form of payment does not become ineffective before the date such payments commence because of the death of such designated contingent annuitant). However, the first monthly payment to the Participant in either the Normal Form, the Qualified Joint and Survivor Annuity, or the survivor annuity with a designated contingent annuitant other than Participant’s spouse, shall equal the sum of seven monthly payments plus interest (at the long-term Applicable Federal Rate, compounded monthly, in effect when payment is made) to account for the delay in commencement of payments required under IRC § 409A(a)(2)(B)(i). The Retirement Plan’s requirements for spousal consent to the election of forms of payment, shall not apply to this Plan in any event.

(b) If a Participant’s employment has terminated as described in Section 3.1(a) and he shall die prior to the first day of the seventh month coincident with, or next following, the date of his termination of employment, then such Participant’s benefits shall be distributed, or commenced, on the first day of such seventh month, as follows:

(1) If the benefits were to be payable in the Normal Form, a sum equal to the number of monthly payments that would have been paid to the Participant in such form prior to his death, but for the six-month delay in payments, shall be payable in an lump sum (with interest calculated as described in Section 3.1(a)) to the Participant’s surviving spouse, if any, otherwise to the personal representative of the Participant’s estate, and following such payment, no further benefit of any kind shall be payable to anyone under the Plan with respect to such Participant.

(2) If the benefits were to be payable in the Qualified Joint and Survivor Annuity Form, a sum equal to the monthly payments that would have been paid to the Participant in such form prior to his death, but for the six-month delay in payments, shall be payable in a lump sum (with interest calculated as described in Section 3.1(a)) to the Participant’s surviving spouse, together with a lump sum equal to the monthly Survivor Annuity payments (if any) that would have been payable to such surviving spouse (with interest calculated as described in Section 3.1(a)) prior to the first day of such seventh month. Survivor Annuity payments shall then be made in due course to the surviving spouse commencing with the first day of such seventh month. However, should the surviving spouse not survive until the first day of such seventh month, the lump sum (with interest) payable hereunder shall be paid to the Participant’s surviving spouse, if any, otherwise to the personal representative of the Participant’s estate, and following such payment, no further benefit of any kind shall be payable to anyone under the Plan with respect to such Participant.

(3) If the benefits were to be payable in the form of a survivor annuity with a designated contingent annuitant other than participant’s spouse, a lump sum equal to the monthly payments that would have been paid to the Participant (with interest calculated as described in Section 3.1(a)) in such form prior to his death, but for the six-month delay in payments, shall be payable to the Participant’s designated contingent annuitant (if surviving), together with an a lump sum equal to the monthly survivor annuity payments

(if any) that would have been payable to such designated contingent annuitant (with interest calculated as described in Section 3.1(a)) prior to the first day of such seventh month. Survivor annuity payments shall then be made in due course to the designated contingent annuitant commencing with the first day of such seventh month. However, should the designated continent annuitant not survive until the first day of the seventh month, the lump sum payable hereunder shall be paid to the Participant’s surviving spouse, if any, otherwise to the personal representative of the Participant’s estate, and following such payment, no further benefit of any kind shall be payable to anyone under the Plan with respect to such Participant.

(c) Pursuant to IRS Notice 2005-1, Q&A 19(c), the Preamble to Proposed Treasury Regulation § 1.409A-1 et seq., XI.C. (70 Fed. Reg. 57957, col. 3), and IRS Notice 2007-86, Section 3.01(B).02, an individual who is a Participant and an active employee of the Company as of December 16, 2006, may irrevocably elect, on a form prescribed by and filed with the Committee, another form of payment with respect to his retirement benefit under the Plan, irrespective of whether or not he shall have earlier filed, pursuant to Section 3.1(a), such an election prior to the effective date of his participation in the Plan. However, to make an election pursuant to this Section 3.1(c), the Participant must file the election form with the Committee no later than December 31, 2008.

3.2 Early Retirement Benefit. If a Participant’s employment is terminated voluntarily or involuntarily without Cause on or after his Early Retirement Date (and before his Normal Retirement Date), the Company will pay the Participant the retirement benefit provided or elected under Section 3.1, in the form of payment provided or elected under Section 3.1, commencing on the first day of the seventh month coincident with, or next following, the date of such termination, and reduced for early payment to the extent provided in the Retirement Plan with respect to benefits then payable thereunder in such form (whether or not the Participant elects to receive benefits from the Retirement Plan at such time or in such form), increased by interest, as described in Section 3.1(a), to account for the six-month delay in commencement of payments required under IRC § 409A(a)(2)(B)(i). Payment of benefits under Section 3.2 shall be subject to the provisions of Section 3.1(b).

3.3 Vesting. Except as provided in Section 3.5, Participants are vested in their benefits under the Plan on their Early Retirement Date unless vested earlier as provided in Section 3.6. Except as provided in Section 3.6, if a Participant’s employment is terminated voluntarily or involuntarily before his Early Retirement Date, no benefits will be payable to, or with respect to, the Participant under this Plan.

3.4 Disability Retirement Benefit.

(a) A Participant who has incurred a Disability shall be eligible to retire, if his period of Disability continues to or beyond his Normal Retirement Date, on the date on which he ceases to receive benefits under the Disability Plan. Upon such retirement on or after his Normal Retirement Date, the Company will pay the Participant the retirement benefit provided under Section 3.1, in the form of payment provided or elected under Section 3.1, commencing on the first day of the month coincident with or next following the date of such termination of employment. However, if the Participant is then a “key employee” within the meaning of IRC § 416(i) without regard to paragraph (5) thereof, payment shall be commenced on the first day of the seventh month following such event. Furthermore, the first monthly payment to the Participant in either the Normal Form, the Qualified Joint and Survivor Annuity, or the survivor annuity with an annuitant other than participant’s spouse, shall equal the sum of seven monthly payments (with interest calculated as described in Section 3.1(a)) to account for the six-month delay in commencement of payments required under IRC § 409A(a)(2)(B)(i)).

(b) If, before a Participant’s Normal Retirement Date, but after his Early Retirement Date (i) the Participant recovers from the Disability, (ii) the Company offers the Participant the opportunity to resume active employment within thirty (30) days of the Company’s receipt of notification from the insurer or third party administrator of the Company’s Long-Term Disability Plan, of the Participant’s recovery from Disability, and (iii) the Participant declines to resume active employment with the Company within thirty (30) days of the date of the Company’s offer, the Company will pay the Participant the retirement benefit provided under Section 3.1, in the form of payment provided or elected under Section 3.1, commencing on the first day of the month coincident with or next following the date the Company is notified by the Participant that he is declining such offer, and reduced for early payment to the extent provided in the Retirement Plan with respect to benefits then payable thereunder in such form (whether or not the Participant elects to receive benefits from the Retirement Plan at such time or in such form). However, if the Participant is then a “key employee” within the meaning of IRC § 416(i) without regard to paragraph (5) thereof, payment shall be commenced on the first day of the seventh month following such event and adjusted as provided in Section 3.4(a).

(c) If, before the Participant’s Normal Retirement Date, but after his Early Retirement Date, the Participant recovers from the Disability and the Company does not offer the Participant the opportunity to resume active employment within thirty (30) days of the Company’s receipt of notification of such recovery (as described in Section 3.4(b)), the Company will pay the Participant the retirement benefit provided under Section 3.1, in the form of benefit provided or elected under Section 3.1, commencing on the first day of the month coincident with or next following the end of such thirty (30) day period, without any reduction for early payment. However, if the Participant is then a “key employee” within the meaning of IRC § 416(i) without regard to paragraph (5) thereof, payment shall be commenced on the first day of the seventh month following such event and adjusted as provided in Section 3.4(a).

(d) Payment of benefits under Sections 3.4(a), (b), or (c) shall be subject to the provisions of Section 3.1(b).

(e) If the Participant recovers from the Disability before his Early Retirement Date, and does not return to employment with the Company for any reason, including a failure of the Company to offer the Participant the opportunity to resume active employment, no benefits will be payable to, or with respect to, the Participant under this Plan.

3.5 Termination for Cause. If the Company terminates the Participant’s employment for Cause, no benefits will be payable to the Participant under this Plan, whether or not he has attained his Early Retirement Date or Normal Retirement Date.

3.6 Change in Control. Notwithstanding any provision herein to the contrary, if within twenty-four (24) months after a Change in Control (i) the Company terminates a Participant’s employment without Cause or (ii) a Participant terminates his employment for Good Reason (which the Company has not remedied after receiving notice from the Participant, pursuant to Section 1.6, of the existence of the condition constituting Good Reason), in either case on or after his completion of five (5) years of Continuous Service (including any period before a Change in Control), the Company will pay the Participant a retirement benefit in the form of a lump sum payment, which shall be the amount (i) in the case of a Participant who has attained his Early Retirement Date on or before such termination date, equal to the present value on such termination date of such retirement benefits (without any reduction for early retirement); and (ii) in the ease of a Participant who has not yet attained his Early Retirement Date, equal to the present value on such termination date of the benefits to which such Participant would have been entitled hereunder if such termination date were such Participant’s Early Retirement Date (without any reduction for early retirement); provided, however, that such amount shall be further discounted in the case of such Participant described in this clause (ii) so that such payment will be the present value on such termination date of the amount otherwise payable on the Participant’s Early Retirement Date. The discount rates to be used to calculate the present value of the lump sum payments will be the lesser of PBGC interest rates in effect on the first day of the Company’s fiscal year or the date upon the Participant’s termination of employment occurs. For purposes of the Plan, PBGC interest rates means the PBGC rates used to value the liabilities of qualified single employer plans terminating as of the applicable date. The actuarial basis for mortality used to calculate the lump sum payments will be the PBGC mortality for healthy lives for qualified single employer plans terminating as of the applicable date. The lump sum amount so determined shall then be actuarially adjusted to account for the six-month delay in commencement of payments required under IRC § 409A(a)(2)(B)(i). As required under IRC

§ 409A(a)(2)(B)(i), the payment shall be subject to the six-month delay in payment described in Sections 3.1(a) and (b). Further, in the event of the Participant’s death before delayed payment can be made, and following the payment of the lump sum amount herein provided, no further benefit of any kind shall be payable to anyone under the Plan with respect to such Participant.

3.7 No Duplication. In no event shall benefits become payable to any Participant under more than one Section of this Article III.

ARTICLE IV

PRE-RETIREMENT SURVIVOR BENEFITS

4.1 Death After Age 55. If a married Participant dies (i) while employed by the Company, and (ii) after he attains age fifty-five (55) and completes five (5) years of Continuous Service, the Company will pay the surviving spouse a retirement benefit equal to the monthly benefit to which the surviving spouse would have been entitled if the Participant had retired on the day before the date of his death and had commenced receiving benefits with a Qualified Joint and Survivor Annuity in effect, without any reduction for early payment. No payment shall be made to any person under the benefit form provided or elected under Section 3.1.

4.2 Death Before Age 55. If a married Participant dies (i) while employed by the Company, (ii) after he completes five (5) years of Continuous Service and (iii) before he attains age fifty-five (55), the Company will pay his surviving spouse a retirement benefit equal to the monthly benefit to which the surviving spouse would have been entitled if the Participant had survived until the day following his attainment of age fifty-five (55), the Participant had retired on the day before the date of his death, and had commenced receiving benefits with a Qualified Joint and Survivor Annuity in effect, without any reduction for early payment. No payment shall be made to any person under the benefit form provided or elected under Section 3.1.

4.3 Death After Termination of Employment. If a married Participant dies (i) after his employment is terminated voluntarily or involuntarily and (ii) before his Early

Retirement Date, no pre-retirement survivor benefits will be payable under this Article IV.

4.4 Commencement of Survivor Benefits. The retirement benefits under this Article IV shall commence on the first day of the month coincident with or next following (i) the date of the Participant’s death (if the Participant dies after he attains age fifty-five (55)), or (ii) the date that he would have attained age fifty-five (55) (if the Participant dies before he attains age fifty-five (55)).

ARTICLE V

CONDITIONS RELATED TO BENEFITS

5.1 Administration of Plan. The Committee shall administer the Plan and shall have the sole and exclusive authority to interpret, construe and apply its provisions. The Committee shall have the power to establish, adopt and revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan and the operation of the Committee’s activities in connection therewith. All decisions of the Committee shall be by vote or written consent of the majority of its members and shall be final and binding. Members of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member or in his capacity as a Participant.

Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of IRC § 409A and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner intended to comply with IRC § 409A and the regulations issued thereunder (or such provision shall be disregarded to the extent that it cannot be so administered, interpreted or construed). It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of IRC § 409A, and the Plan shall be interpreted and construed accordingly in order to comply with IRC § 409A. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under IRC § 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of IRC § 409A or any other applicable law.

5.2 Grantor Trust. The Company may create a grantor trust (within the meaning of section 671 of the Code) in connection with the adoption of this Plan and may, from time to time, contribute to such trust amounts determined by the Board, in its sole discretion. Notwithstanding the creation of such trust, the benefits hereunder shall be general obligations of the Company. Payment of benefits from such trust shall, to that extent, discharge the Company’s obligations under this Plan. A Participant shall have only a contractual right as a general creditor of the Company to the amounts, if any, payable hereunder and such right shall not be secured by any assets of the Company or the trust.

5.3 No Right to Company Assets. Neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company may set aside in anticipation of a liability hereunder or any policy or policies of insurance on the life of a Participant owned by the Company.

5.4 No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Company or any Affiliate to continue the service of a Participant, or obligate a Participant to continue in the service of the Company or any Affiliate, and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.

5.5 Company’s Right to Terminate and Amend. The Company reserves the right in its sole discretion at any time to amend the Plan in any respect or terminate the Plan. Notwithstanding the foregoing, (i) no such amendment or termination shall reduce the amount of the benefit theretofore accrued by any Participant or change the conditions required to be satisfied to receive payment of such past accrued benefit (including contingent spousal death benefits) based on the provisions of the Plan as theretofore in effect (in each case, unless the Participant expressly consents thereto in writing) and (ii) no amendment to Section 3.6 shall be permitted during the 24-month period following a Change in Control.

5.6 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

5.7 No Third Party Rights. Nothing in this Plan or any trust established pursuant to Section 5.2 shall be construed to create any rights hereunder in favor of the spouse or designated beneficiary of any Participant prior to the Participant’s death or in favor of any other person (other than the Company and any Participant) or to limit the Company’s right to amend or terminate the Plan in any manner subject to the consent of the Participant to the extent provided in Section 5.5 notwithstanding that such amendment or termination might result in such spouse or designated beneficiary receiving no benefits under the Plan.

ARTICLE VI

MISCELLANEOUS

6.1 Nonassignability. No rights or payments to any Participant or his spouse or designated beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such benefit or payment or subject to levy, garnishment, attachment, execution or other legal or equitable process. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, his spouse or his designated beneficiary or be transferable by operation of law in the event of a

Participant’s or his spouse’s or designated beneficiary’s bankruptcy or insolvency.

6.2 Withholding. To the extent required by law the Company shall be entitled to withhold from any payments due hereunder any federal, state and local taxes required to be withheld in connection with such payment.

6.3 Gender and Number. Wherever appropriate herein, the masculine shall mean the feminine and the singular shall mean the plural or vice versa.

6.4 Notice. Any notice required or permitted to be made under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to (a) in the case of notice to the Company or the Committee, the principal office of the Company, directed to the attention of the Secretary of the Committee, and (b) in the case of a Participant or his spouse or his designated beneficiary, the Participant’s or such spouse’s or designated beneficiary’s mailing address maintained in the Company’s personnel records. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

6.5 Partial Invalidity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

6.6 Applicable Law. Except to extent governed by U. S. law, including IRC § 409A, this Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company has caused this AMPCO-PITTSBURGH CORPORATION 1988 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (as amended and restated December 17, 2008) to be executed by its duly authorized officers and its corporate seal to be hereunto affixed, effective as of the 19th day of December, 2008

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Ernest G. Siddons
Its:	President

Attest:	/s/ Rose Hoover
Secretary

[Seal]

16